            Exhibit 77(C): Submissions of Matters to a vote of security holders

Supplemental Proxy Information

A special meeting of shareholders of Fundamental Equity Portfolio was held on November 5, 2015. The special meeting was held for shareholders of the Fund to vote on the following matters:

       1. To amend the Fund's fundamental restrictions related to borrowing and lending to enable the Fund to participate in an interfund lending program; and

       2. To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Fund's current fiscal year.

The results of the proxy solicitation on the preceding matter were as follows:

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (a) Amend the fundamental investment restriction with respect to Borrowing

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Fundamental Equity
  Portfolio                 18,139,419    858,577    1,390,765        0

1. To approve the amendment to the fundamental investment restrictions of the Fund as described in the proxy statement:

   (b) Amend the fundamental investment restriction with respect to Lending

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Fundamental Equity
  Portfolio                 18,128,312    864,006    1,396,443        0

2. To ratify the selection of Deloitte & Touche LLP as the Fund's independent registered public accounting firm for the Fund's current fiscal year

                            Votes For  Votes Against  Abstain  Broker Non-Votes
                            ---------- ------------- --------- ----------------
Fundamental Equity
  Portfolio                 18,735,450    389,533    1,263,778        --